SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------



                                 Amendment No. 2

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                               -------------------
                                 (CUSIP Number)


                                December 31, 1998
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1 (b)
|_| Rule 13d-1 (c)
|X| Rule 13d-1 (d)



                               ------------------
                               Page 1 of 21 Pages

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 2 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kenneth Cayre
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,614,205
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,614,205
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,614,205
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.2%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 3 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kenneth Cayre Grantor Retained Annuity Trust
                     u/a/d 12/12/95, Lillian Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      41,242
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         41,242
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         41,242
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 4 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack Kennedy Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                     Lillian Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      2,411,655
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         2,411,655
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,411,655
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.3%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 5 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Nathan Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                     Lillian Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      2,411,655
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         2,411,655
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,411,655
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.3%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 6 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Michelle P. Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                     Lillian Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      765,466
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         765,466
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         765,466
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 7 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                     Lillian Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      765,447
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         765,447
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         765,447
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 8 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Raquel Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                     Lillian Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      765,465
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         765,465
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         765,465
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 9 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Kenneth and Lillian Cayre Foundation Inc.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      50,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         50,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             GT Interactive Software Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             417 Fifth Avenue, New York, NY 10016

Item 2(a).   Name of Person Filing:

             Kenneth Cayre
             Kenneth Cayre Grantor Retained Annuity Trust u/a/d 12/12/95, Lillian Cayre, Trustee

             Jack Kennedy Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Lillian Cayre, Trustee

             Nathan Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Lillian Cayre, Trustee

             Michelle P. Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee

             Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee

             Raquel Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
             Lillian Cayre, Trustee

             The Kenneth and Lillian Cayre Foundation Inc.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of Kenneth Cayre, Kenneth Cayre Grantor Retained Annuity Trust, Jack Kennedy Cayre Irrevocable Grantor Trust, Nathan Cayre Irrevocable Grantor Trust, Michelle P. Cayre Irrevocable Grantor Trust, Grace K. Cayre Irrevocable Grantor Trust, Raquel Cayre Irrevocable Grantor Trust and The Kenneth and Lillian Cayre Foundation Inc. is 16 East 40th Street, New York, NY 10016.

Item 2(c).   Citizenship:

             Kenneth Cayre: United States of America

             Kenneth Cayre Grantor Retained Annuity Trust u/a/d 12/12/95,
                Lillian Cayre, Trustee:  New York

             Jack Kennedy Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Lillian Cayre, Trustee:  New York

             Nathan Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Lillian Cayre, Trustee: New York

             Michelle P. Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                Lillian Cayre, Trustee: New York

             Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                Lillian Cayre, Trustee: New York

             Raquel Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                Lillian Cayre, Trustee: New York

             The Kenneth and Lillian Cayre Foundation Inc.:  Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, $.01 par value  (the "Common Stock")

Item 2(e).   CUSIP Number:

             36236E 10 9


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable

Item 4.      Ownership.

Kenneth Cayre:

             (a)  Amount beneficially owned:  1,614,205 shares
                                              ----------------
             (b)  percent of class:  2.2%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,614,205
                                    ---------
                               (ii) Shared power to vote or to direct the  vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole  power to dispose or to direct the
                                    disposition of 1,614,205
                                                   ---------
                               (iv) Shared  power to  dispose  or to direct the
                                    disposition of Not Applicable
                                                   --------------

Kenneth Cayre Grantor  Retained  Annuity Trust u/a/d  12/12/95,  Lillian  Cayre,
Trustee:

             (a)  Amount beneficially owned:  41,242 shares
                                              -------------
             (b)  percent of class:  0.1%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i)  Sole  power  to vote or to  direct  the vote
                                    41,242
                                    ------
                               (ii) Shared power to vote or to direct the
                                    vote Not  Applicable
                                         ---------------
                               (iii)Sole power to dispose or to  direct  the
                                    disposition  of  41,242
                                                     ------
                               (iv) Shared   power  to   dispose  or  to  direct
                                    the disposition of Not Applicable
                                                       --------------


Jack Kennedy Cayre  Irrevocable  Grantor  Trust u/a/d  2/23/95,  Lillian  Cayre,
Trustee:

             (a)  Amount beneficially owned:  2,411,655 shares
                                              ----------------
             (b)  percent of class:  3.3%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 2,411,655
                                    ---------
                               (ii) Shared power to vote or to direct the  vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole  power to dispose or to direct the
                                    disposition of 2,411,655
                                                   ---------
                               (iv) Shared  power to  dispose  or to direct the
                                    disposition of Not Applicable
                                                   --------------

Nathan Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Lillian Cayre, Trustee:

             (a)  Amount beneficially owned:  2,411,655 shares
                                              ----------------
             (b)  percent of class:  3.3%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 2,411,655
                                    ---------
                               (ii) Shared power to vote or to direct the  vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole  power to dispose or to direct the
                                    disposition of 2,411,655
                                                   ---------
                               (iv) Shared  power to  dispose  or to direct the
                                    disposition of Not Applicable
                                                   --------------

Michelle  P. Cayre  Irrevocable  Grantor  Trust  u/a/d  4/3/95,  Lillian  Cayre,
Trustee:

             (a)  Amount beneficially owned:  765,466 shares
                                              --------------
             (b)  percent of class:  1.1%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 765,466
                                    -------
                               (ii) Shared power to vote or to direct the  vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole  power to dispose or to direct the
                                    disposition  of 765,466
                                                    -------
                               (iv) Shared  power to  dispose  or to direct the
                                    disposition of Not Applicable
                                                   --------------

Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee:

             (a)  Amount beneficially owned:  765,447 shares
                                              --------------
             (b)  percent of class:  1.1%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 765,447
                                    -------
                               (ii) Shared  power to vote or to direct the vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole  power to dispose or to direct the
                                    disposition  of 765,447
                                                    -------
                               (iv) Shared  power to  dispose  or to direct the
                                    disposition of Not Applicable
                                                   --------------

Raquel Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee:

             (a)  Amount beneficially owned:  765,465 shares
                                              --------------
             (b)  percent of class:  1.1%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 765,465
                                    -------
                               (ii) Shared  power to vote or to direct the  vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole  power to dispose or to direct the
                                    disposition  of 765,465
                                                    -------
                               (iv) Shared  power to  dispose  or to direct the
                                    disposition of Not Applicable
                                                   --------------

The Kenneth and Lillian Cayre Foundation Inc.

             (a)  Amount beneficially owned:  50,000 shares
                                              -------------
             (b)  percent of class:  0.1%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i)  Sole  power  to vote or to  direct  the vote
                                    50,000
                                    ------
                               (ii) Shared power to vote or to direct the vote
                                    Not  Applicable
                                    ---------------
                               (iii)Sole power to dispose or to  direct  the
                                    disposition  of  50,000
                                                     ------
                               (iv) Shares   power  to   dispose  or  to  direct
                                    the disposition of Not Applicable
                                                       --------------


             Kenneth Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust (the "GRAT"). The beneficiaries of the reporting Irrevocable Grantor Trusts (together with the GRAT, the "Trusts") are children of Kenneth and Lillian Cayre. Lillian Cayre, the wife of Kenneth Cayre, is the trustee of the Trusts. The Kenneth and Lillian Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustees are Kenneth and Lillian Cayre. The filing of this Schedule 13G shall not be construed as an admission that Kenneth Cayre is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Irrevocable Grantor Trusts or the Foundation.


Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             See  Exhibit  1,  Agreement  of  joint  filing   pursuant  to  Rule
             13d-1(k)(1) promulgated under the Securities Exchange Act of 1934.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             Not applicable

                                    SIGNATURE
                                    ---------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999


                                              /s/ Kenneth Cayre
                                   ---------------------------------------------
                                                  Kenneth Cayre

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                              Kenneth Cayre Grantor Retained Annuity Trust
                                u/a/d 12/12/95, Lillian Cayre, Trustee

                                      By:/s/ Lillian Cayre
                                         ---------------------------------------
                                      Name:  Lillian Cayre
                                      Title:  Trustee

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                            Jack Kennedy Cayre Irrevocable Grantor Trust
                              u/a/d 2/23/95, Lillian Cayre, Trustee

                                    By:/s/ Lillian Cayre
                                       -----------------------------------
                                    Name:  Lillian Cayre
                                    Title: Trustee

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                                   Nathan Cayre Irrevocable Grantor Trust u/a/d
                                      2/23/95, Lillian Cayre, Trustee

                                           By:/s/ Lillian Cayre
                                              ----------------------------------
                                           Name:   Lillian Cayre
                                           Title:  Trustee

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                Michelle P. Cayre Irrevocable Grantor Trust u/a/d
                 4/3/95, Lillian Cayre, Trustee

                      By:/s/ Lillian Cayre
                         ---------------------------------------
                      Name:  Lillian Cayre
                      Title: Trustee

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                              Grace K. Cayre Irrevocable Grantor Trust u/a/d
                                 4/3/95, Lillian Cayre, Trustee

                                      By:/s/ Lillian Cayre
                                         -----------------------------------
                                      Name:  Lillian Cayre
                                      Title: Trustee

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                               Raquel Cayre Irrevocable Grantor Trust u/a/d
                                  4/3/95, Lillian Cayre, Trustee

                                       By:/s/ Lillian Cayre
                                          ---------------------------------
                                       Name:  Lillian Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 2, 1999




                               The Kenneth and Lillian Cayre Foundation Inc.


                                       By:/s/ Lillian Cayre
                                          ----------------------------------
                                       Name:  Lillian Cayre
                                       Title: Trustee

                                    EXHIBIT 1
                                    ---------

                            AGREEMENT OF JOINT FILING


                  Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Agreement as of February 2, 1999.


                                       /s/ Kenneth Cayre
                                 ------------------------------------
                                              Kenneth Cayre


                              Kenneth Cayre Grantor Retained Annuity Trust
                                 u/a/d 12/12/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        -------------------------------
                                     Name: Lillian Cayre
                                     Title:     Trustee


                              Jack Kennedy Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        -------------------------------
                                     Name:        Lillian Cayre
                                     Title:     Trustee


                               Nathan Cayre Irrevocable Grantor Trust
                               u/a/d 2/23/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        -------------------------------
                                     Name:   Lillian Cayre
                                     Title:  Trustee


                              Michelle P. Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        -------------------------------
                                     Name:      Lillian Cayre
                                     Title:     Trustee


                               Exhibit 1 - page 1

                              Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        ---------------------------------
                                     Name:   Lillian Cayre
                                     Title:  Trustee


                             Raquel Cayre Irrevocable Grantor Trust
                             u/a/d 4/3/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        ---------------------------------
                                     Name:   Lillian Cayre
                                     Title:  Trustee



                            The Kenneth and Lillian Cayre Foundation Inc. u/a/d 4/3/95, Lillian Cayre, Trustee

                                     By:/s/ Lillian Cayre
                                        ---------------------------------
                                     Name:  Lillian Cayre
                                     Title: Trustee




                               Exhibit 1 - page 2